Exhibit 99.1

Solera Holdings, Inc. Reports Second Quarter Fiscal Year 2011 Results

Second Quarter Revenue of $168.2 million, up 3.0% on a GAAP Basis and up 6.8% on a Constant Currency Basis; GAAP Diluted Net Income Attributable to Solera Holdings, Inc. Per Common Share of $0.44, up 33.3%; Adjusted Net Income per Diluted Common Share of $0.60, up 11.1%; Company Tightens Guidance for Fiscal Year 2011; Company Announces Quarterly Dividend

DALLAS, Feb. 2 /PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the second quarter of fiscal year 2011.

Results for the Second Quarter Ended December 31, 2010:

GAAP Results

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Revenue for the second quarter was $168.2 million, a 3.0% increase over the prior year second quarter revenue of $163.3 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the second quarter increased by approximately 6.8% over the prior year second quarter revenue;

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GAAP net income attributable to Solera Holdings, Inc. for the second quarter was $30.9 million, a 32.8% increase over the prior year second quarter GAAP net income attributable to Solera Holdings, Inc. of $23.3 million;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the second quarter was $0.44, a 33.3% increase over the prior year diluted net income attributable to Solera Holdings, Inc. per common share of $0.33.

“We believe that the worst of the recession is now behind us. We are active in over 55 countries and expanding; we are happy with the steady increase in customer demand for our high value products and services; and we continue to execute acquisitions consistent with our M-M-C (Management-Margin-Core) acquisition discipline,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “In addition, our constant currency EBITDA margin was at 43.4%, up 250 basis points year over year, reflecting a 13.2% increase over the prior year second quarter. This marks the third consecutive quarter that we exceeded our “Pursue 42%” Adjusted EBITDA margin target.”

Non-GAAP Results

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Adjusted EBITDA for the second quarter was $72.0 million, a 7.8% increase over the prior year second quarter Adjusted EBITDA of $66.8 million. After adjusting for FX Changes, Adjusted EBITDA for the second quarter of fiscal year 2011 increased by approximately 13.2% over the prior year second quarter Adjusted EBITDA;

•	Adjusted Net Income for the second quarter was $42.4 million, a 12.3% increase over the prior year second quarter Adjusted Net Income of $37.8 million;

•	Adjusted Net Income per diluted common share for the second quarter was $0.60, an 11.1% increase over the prior year second quarter Adjusted Net Income per diluted common share of $0.54.

Business Statistics

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EMEA revenue was $96.8 million for the second quarter, representing a 2.1% increase over the prior year second quarter. After adjusting for FX Changes, EMEA revenue for the second quarter increased 8.0% over the prior year second quarter;

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Americas revenue was $71.4 million for the second quarter, representing a 4.2% increase over the prior year second quarter. After adjusting for FX Changes, Americas revenue for the second quarter increased 5.0% over the prior year second quarter;

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Revenue from insurance company customers was $68.1 million for the second quarter, representing a 5.6% increase over the prior year second quarter. After adjusting for FX Changes, revenue from insurance company customers for the second quarter increased 8.6% over the prior year second quarter;

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Revenue from collision repair facility customers was $59.7 million for the second quarter, representing a 2.6% increase over the prior year second quarter. After adjusting for FX Changes, revenue from collision repair facility customers for the second quarter increased 6.7% over the prior year second quarter;

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Revenue from independent assessors was $17.8 million for the second quarter, representing a 2.5% decrease over the prior year second quarter. After adjusting for FX Changes, revenue from independent assessors for the second quarter increased 4.8% over the prior year second quarter;

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Revenue from automotive recycling, salvage and other customers was $22.6 million for the second quarter, representing a 0.8% increase over the prior year second quarter. After adjusting for FX Changes, revenue from automotive recycling, salvage and other customers for the second quarter increased 3.3% over the prior year second quarter.

Updated Fiscal Year 2011 Outlook:

We are updating our previously issued outlook for our full fiscal year ending June 30, 2011 as follows:

	Previous Fiscal Year 2011 Outlook	Current Fiscal Year 2011 Outlook
Revenues	$666 million — $672 million	$668 million — $672 million
Net Income	$104 million — $110 million	$107 million — $111 million
Adjusted EBITDA	$283 million — $288 million	$285 million — $289 million
Adjusted Net Income	$162 million — $166 million	$165 million — $168 million
Adjusted Net Income per diluted share	$2.27 — $2.33	$2.31 — $2.35

The Fiscal Year 2011 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, and an assumed 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2010:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2009	$1.43	$1.64
Quarter ended December 31, 2009	1.48	1.63
Quarter ended March 31, 2010	1.39	1.56
Quarter ended June 30, 2010	1.28	1.49
Quarter ended September 30, 2010	1.29	1.55
Quarter ended December 31, 2010	1.36	1.58

During the three months ended December 31, 2010 as compared to the three months ended December 31, 2009, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 7.9% and the Pound Sterling by 3.1%, which decreased our revenues and expenses for the three months ended December 31, 2010. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in a $6.6 million decrease or increase, as the case may be, to our revenues during the three months ended December 31, 2010.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributed to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Quarterly Dividend:

The Audit Committee of the Board of Directors has approved the payment of a quarterly cash dividend of $0.075 per share of outstanding common stock and per outstanding restricted stock unit. The Audit Committee has also approved a quarterly stock dividend equivalent of $0.075 per outstanding restricted stock unit granted to certain of our executive officers during fiscal year 2011 in lieu of a cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on March 1, 2011 to stockholders and restricted stock unit holders of record at the close of business on February 16, 2011.

Earnings Conference Call:

We will host our second quarter ended December 31, 2010 earnings call today at 5:00 p.m. (Eastern Time) – February 2, 2011. The conference call will be webcast live on the Internet and can be accessed by visiting: www.solerainc.com. A webcast replay will be available on the website until midnight on February 16, 2011. A live audio broadcast of the call will be accessible to the public by calling (866) 804-6920 or for international callers, (857) 350-1666; please enter the following access code when prompted: 66558138. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on February 16, 2011. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 54638668. The Texas Public Utilities Commission has notified Dallas residents that, due to current weather conditions, rolling power outages are underway today. Accordingly, our earnings conference call may be impacted by such a power outage. If our earnings conference call is cancelled or interrupted during our prepared remarks, we will post a recording of our prepared remarks as soon as practicable and you can access the recording via the webcast or audio replay as described above.

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Revenues	$168,160	$163,318	$327,068	$314,087

Cost of revenues:
Operating expenses	33,697	33,718	64,839	66,689
Systems development and programming costs	17,247	18,850	32,759	35,498

Total cost of revenues (excluding depreciation and amortization)	50,944	52,568	97,598	102,187
Selling, general and administrative expenses	44,847	43,463	86,673	81,799
Depreciation and amortization	20,354	22,685	39,906	44,320
Restructuring charges, asset impairments, and other costs of exit and disposal activities	(991)	1,731	1,499	3,460
Acquisition and related costs	633	524	1,837	2,138
Interest expense	7,365	8,610	14,684	17,374
Other expense, net	3,349	150	2,673	564

	126,501	129,731	244,870	251,842

Income before income tax provision	41,659	33,587	82,198	62,245
Income tax provision	7,722	7,908	16,322	14,439

Net income	33,937	25,679	65,876	47,806
Less: Net income attributable to noncontrolling interests	3,018	2,401	5,833	4,545

Net income attributable to Solera Holdings, Inc.	$30,919	$23,278	$60,043	$43,261

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.44	$0.33	$0.85	$0.62

Diluted	$0.44	$0.33	$0.85	$0.62

Dividends paid per share	$0.08	$0.06	$0.15	$0.13

Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	70,245	69,469	70,115	69,380

Diluted	70,602	69,693	70,438	69,526

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net and (vii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquire. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED EBITDA

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Net income attributable to Solera Holdings, Inc.	$30,919	$23,278	$60,043	$43,261
Add: Income tax provision	7,722	7,908	16,322	14,439

Net income attributable to Solera Holdings, Inc. before income tax provision	38,641	31,186	76,365	57,700
Add: Depreciation and amortization	20,354	22,685	39,906	44,320
Add: Restructuring charges, asset impairments and other costs of exit and disposal activities	(991)	1,731	1,499	3,460
Add: Acquisition and related costs	633	524	1,837	2,138
Add: Interest expense	7,365	8,610	14,684	17,374
Add: Other expense, net	3,349	150	2,673	564
Add: Stock-based compensation expense	2,684	1,945	4,754	3,433

Adjusted EBITDA	$72,035	$66,831	$141,718	$128,989

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (v) other (income) expense, excluding interest income and (vi) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% tax rate as an approximation of our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED NET INCOME

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Net income attributable to Solera Holdings, Inc.	$30,919	$23,278	$60,043	$43,261
Add: Income tax provision	7,722	7,908	16,322	14,439

Net income attributable to Solera Holdings, Inc. before income tax provision	38,641	31,186	76,365	57,700
Add: Amortization of acquisition-related intangibles	14,015	16,598	27,531	32,369
Add: Restructuring charges, asset impairments and other costs of exit and disposal activities	(991)	1,731	1,499	3,460
Add: Acquisition and related costs	633	524	1,837	2,138
Add: Other expense, not including interest income	3,971	531	3,781	1,383
Add: Stock-based compensation expense	2,684	1,945	4,754	3,433

Adjusted Net Income before income tax provision	58,953	52,515	115,767	100,483
Less: Assumed provision for income taxes at 28%	(16,507)	(14,704)	(32,415)	(28,135)

Adjusted Net Income	$42,446	$37,811	$83,352	$72,348

Adjusted Net Income per share:
Basic	$0.60	$0.54	$1.18	$1.04

Diluted	$0.60	$0.54	$1.18	$1.04

Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	70,245	69,469	70,115	69,380

Diluted	70,602	69,693	70,438	69,526

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND JUNE 30, 2010

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$339,302	$240,522
Accounts receivable, net	99,694	99,682
Other receivables	14,600	12,989
Other current assets	20,978	20,713
Deferred income tax assets	3,164	4,059

Total current assets	477,738	377,965

Property and equipment, net	54,497	53,255
Goodwill	669,139	635,709
Intangible assets, net	267,660	275,492
Other noncurrent assets	12,427	12,065
Noncurrent deferred income tax assets	1,520	2,167

Total assets	$1,482,981	$1,356,653

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,772	$25,420
Accrued expenses and other current liabilities	105,070	103,921
Income taxes payable	11,657	7,041
Deferred income tax liabilities	1,801	1,673
Current portion of long-term debt	5,718	5,442

Total current liabilities	141,018	143,497

Long-term debt	562,059	538,018
Other noncurrent liabilities	28,343	34,140
Noncurrent deferred income tax liabilities	30,991	33,752

Total liabilities	762,411	749,407

Redeemable noncontrolling interests	117,667	94,431

Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 70,415 shares and 70,017 shares issued and outstanding, as of December 31, 2010 and June 30, 2010, respectively	548,824	545,048
Retained earnings	67,036	22,550
Accumulated other comprehensive loss	(20,443)	(60,583)

Total Solera Holdings, Inc. stockholders’ equity	595,417	507,015

Noncontrolling interests	7,486	5,800

Total stockholder’s equity	602,903	512,815

Total liabilities and stockholders’ equity	$1,482,981	$1,356,653

SOLERA HOLDINGS, INC.

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

(Unaudited)

	Six Months Ended December 31,
	2010	2009
Net cash provided by operating activities	$95,505	$68,980
Net cash used in investing activities	(6,205)	(84,803)
Net cash used in financing activities	(10,221)	(11,160)
Effect of foreign currency exchange rate changes on cash and cash equivalents	19,701	8,015

Net change in cash and cash equivalents	98,780	(18,968)
Cash and cash equivalents, beginning of period	240,522	223,420

Cash and cash equivalents, end of period	$339,302	$204,452

Supplemental cash flow information:
Cash paid for interest	$16,354	$17,395
Cash paid for income taxes	$17,073	$24,351

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$2,191	$3,691
Accrued contingent purchase consideration	$1,630	$4,330

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about our expectations regarding our prospects and business outlook for fiscal year 2011, our expectations regarding changes in foreign currency exchange rates and the economic recession, our planned geographic expansion and statements about dividends, acquisitions and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2010. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@solerainc.com